Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, an Employment Agreement (“Agreement”) dated as of September 22, 2007, was entered into by and between Fred’s, Inc. (“Company”) and Bruce A. Efird (“Executive”); and

WHEREAS, Company and Executive now desire to clarify certain provisions of the Agreement for purposes of conformance with Internal Revenue Code Section 409A;

NOW, THEREFORE, the Agreement is hereby amended as follows:

1. Paragraph 3(b) is amended by adding, at the end of the fourth sentence, the following:

“and in any event not later than seventy five (75) days after the calendar year in which the bonus is awarded”

2.  The Agreement is amended by adding, as a new paragraph 3(d), the following:

“(d) Compensation in the nature of expense reimbursements, in-kind benefits or similar payments is intended to meet the requirements for a fixed schedule of payment under Treasury Regulation 1.409A-3(i)(1)(iv), and this Agreement will be construed and applied accordingly.  Any reimbursement, in-kind benefit or other such payment shall be subject to the following: (i) the expense which is subject to reimbursement or other payment must be incurred during the term of this Agreement, (ii) any expense in one calendar year shall not affect the expenses eligible for reimbursement or payment in any other taxable year, (iii) reimbursement or other payment must be made by the end of the calendar year after the calendar year in which the expense in incurred by Executive, and (iv) any right of Executive under this paragraph (3) is not subject to liquidation or exchange for any other benefit.”

3  Paragraph 5(c) of the Agreement is revised to provide as follows:

“(c) Certain Separations from Service:

(i) Unless otherwise provided in paragraph 5(d) or otherwise, if, during any term of this Agreement, Company terminates this Agreement for any reason and Executive thereby incurs a Separation From Service, or Executive dies, then and in that event, the sole payments to which Executive, his heirs, legatees and legal representatives shall be entitled shall be payment to Executive of the base salary compensation herein provided, paid at the same times as payments of compensation are made to other executive officers of the Company, at the rate in effect at the time of the Separation From Service, and in accordance with the salary payment policy then generally in effect for the Company, for the balance of that Term.  In addition, under such circumstances all of Executive's stock options and the 25,000 shares of restricted stock granted to Executive upon signing on shall accelerate and immediately vest and be payable to Executive or his heirs, legatees and legal representatives.

(ii) Unless otherwise provided in paragraph 5(d) or otherwise, if Executive terminates this Agreement for Cause and thereby incurs a Separation From Service, Executive shall be entitled to payment of the compensation herein provided for the balance of the current Term; provided, however, such compensation shall not be less than six (6) months salary, nor more than twelve (12) months salary at the rate in effect at the time of the Separation From Service, with such compensation paid to Executive at the same times as payments of compensation are made to other executive officers and in accordance with the salary payment policy then generally in effect for the Company, for the balance of that Term.  In addition, all of Executive's stock options and the 25,000 shares of restricted stock granted to Executive upon signing on shall accelerate and immediately vest and be payable to Executive.

4.  Paragraph 5(h) of the Agreement is deleted and is replaced by the following:

“(h) Notwithstanding any provision of this Agreement to the contrary, if Executive is a “Specified Employee” (as hereinafter defined) as of the date Executive incurs a Separation from Service, payment of any amount shall, to the extent subject to Treas. Reg. §1.409A-3(i)(2), be made no earlier than the first day of the seventh month following the month in which such Separation from Service occurs.  On such date, Executive shall receive all payments that would have been made on or before such date but for the provisions of this paragraph (h), and the terms of this paragraph (h) shall not affect the timing or amount of any payments to be made after such date under the other provisions of this Agreement.”

5. The Agreement is modified by adding, as a new paragraph 5(i), the following:

“(i) For purposes of this Agreement, the following definitions and operational provisions shall apply:

(1) A “Separation from Service” shall be determined in accordance with Section 409A. Not by way of limitation, the following rules shall apply:

(A) Except if Executive is on a bona fide leave of absence as provided below, Executive shall be deemed to have incurred a Separation from Service if Company and Executive reasonably anticipate that the level of services to be performed by Executive after a date certain would be reduced to twenty percent (20%) or less of the average services rendered by Executive during the immediately preceding thirty-six (36) month period disregarding periods during which Executive was on a bona fide leave of absence.

(B) If Executive is absent from work due to military leave, sick leave or other bona fide leave of absence, Executive shall incur a Separation from Service on the first day immediately following the later of (A) the six month anniversary of the commencement of the leave or (B) the expiration of Executive’s right, if any, to re-employment or to return to work under statute or contract.

(C) For purposes of determining whether a Separation from Service has occurred, Company and its affiliates shall be treated as a single employer.  For this purpose, an affiliate means a corporation, trade or business that, together with Company, is treated as a single employer under Section 414(b) or (c) of the Code, except for the foregoing purposes, common ownership of at least fifty percent (50%) shall be determinative.

(D) The Board of Directors of Company specifically reserves the right to determine whether a sale or a disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to Executive if Executive provides service to the seller immediately prior to the transaction and provides services to the buyer after the transaction.  Such determination shall be made in accordance with the requirements of Section 409A.

(2)           “Specified Employee” means a person who, as of the date of his Separation from Service, is a “key employee” of Company or any affiliate, any stock of which is actively traded on an established securities market or otherwise.  A person is a key employee if he meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code, (applied in accordance with applicable regulations thereunder and without regard to Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date. Such person shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date.

For purposes of determining whether a person is a Specified Employee, the compensation of such person shall be determined in accordance with the definition of compensation provided under Treas. Reg. §1.415(c)-2(d)(3) (wages within the meaning of Section 3401(a) of the Code for purposes of income tax withholding at the source, plus amounts excludible from gross income under Section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), without regard to rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed).

Notwithstanding anything in this paragraph to the contrary, (i) if a different definition of compensation has been designated by Company with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition provided in Treas. Reg. §1.409A-1(i)(2), and (ii) Company may through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by Company, elect to use a different definition of compensation.

In the event of corporate transactions described in Treas. Reg. §1.409A-1(i)(6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless Company elects to utilize the available alternative methodology through designations made within the timeframes specified therein.

(3)           “Specified Employee Identification Date” means September 30, unless Company has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by Company.

(4)           “Specified Employee Effective Date” means the first day of the fourth month following the Specified Employee Identification Date, or such earlier date as is selected by the Board of Directors.

(5)           Notwithstanding any provision of this Agreement to the contrary, neither Company nor its Board of Directors may accelerate the time or form of payment of any benefit due to Executive hereunder unless such acceleration is permitted under Treas. Reg. §1.409A-3(j)(4) or other applicable authority under Section 409A.  Neither Company nor its Board of Directors may delay the time for payment of any benefit due to Executive hereunder except to the extent permitted under Treas. Reg. §1.409A-2(b)(7) or other applicable authority under Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement the 22nd day of December, 2008.

WITNESS:	FRED'S, INC.

/s/ Brad McAdory	/s/ Charles S. Vail
CHARLES S. VAIL, SECRETARY

WITNESS:	BRUCE A. EFIRD

/s/ Brad McAdory	/s/ Bruce A. Efird